EXHIBIT T-6

CONSENT OF THE TRUSTEE

        Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939, and in connection with the proposed issue of The Pep Boys- Manny, Moe & Jack Subordinated Debt Securities, Wachovia Bank, National Association, hereby consents that reports of examinations by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon request therefor.

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ ALAN G. FINN Alan G. Finn Vice President

Philadelphia, PA
December 3, 2004

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